Exhibit 10.2

Vivakor, Inc.

5220 Spring Valley Road, Suite 500

Dallas, TX 75242

February 10, 2025

Tyler Nelson

Re:	Side Letter Related to Transfer of Tyler Nelson Executive Employment Agreement to Vivakor Administration, LLC.

Ladies and Gentlemen:

Reference is hereby made to that certain Executive Employment Agreement by and between Tyler Nelson, an individual (“Nelson”), and Vivakor, Inc., a Nevada corporation (the “Company”) dated June 13, 2024 (the “Employment Agreement”), that certain Settlement Agreement by and between Nelson and Company dated June 13, 2024 (the “Settlement Agreement”), and the Promissory Note issued by the Company to Nelson dated June 13, 2024 (the “Note”).This letter agreement is referred to as the “Side Letter” herein.

On October 1, 2024, the Company acquired Endeavor Crude, LLC, a Texas limited liability company, Equipment Transport, LLC, a Pennsylvania limited liability company, Meridian Equipment Leasing, LLC, a Texas limited liability company, and Silver Fuels Processing, LLC, a Texas limited liability company (collectively, the “Endeavor Entities”) under the terms of a Membership Interest Purchase Agreement among them dated March 21, 2024, as amended (the “MIPA”) (the “Closing”). In connection with the Closing, the Company sent its employees, including Nelson, a Transfer of Employment and Employment Agreement to transfer their employment from the Company to Vivakor Administration, LLC (“AdminCo”) dated October 1, 2024 (the “Nelson Transfer Letter”).

The Company, AdminCo and Nelson are entering into this Side Letter in order clarify certain issues related to Nelson’s employment by the Company and/or AdminCo, specifically:

A. Nelson will remain as the Chief Financial Officer of the Company but his employment will be with AdminCo under the same terms as those in the Employment Agreement, effective on the date of this agreement. To the extent AdminCo does not timely fulfill its obligations to Nelson under the Employment Agreement then the Company will guarantee and timely fulfill those obligations. The Nelson Transfer will not be deemed to be a termination of, breach of, or change of control under, the Employment Agreement and will not trigger any severance or other payments being due to Nelson under the Employment Agreement or the Note. In the event Nelson’s employment with AdminCo is terminated for any reason, the applicable provisions of the Employment Agreement will apply.

B. The Nelson Transfer does not affect the Note and the Note is still the obligation of the Company. Since the Nelson Transfer is not a termination of the Employment Agreement the Nelson Transfer is not a breach or default under the Note and does not trigger any acceleration provisions, interest rate increases, or payment provisions. Likewise, if Nelson’s employment with AdminCo is terminated for any reason, it will trigger any applicable provisions under the Note in the same way as when he was employed by the Company.

C. Under the terms of the Note, the Note is to be paid with five percent (5%) of all funds received by the Company as a result of financing transactions, merger transactions, acquisition transactions, or sale of asset (including sale and leaseback) transactions that are completed after the Effective Date, except funds received from any loans by an officer or director of the Company, with any remaining amounts to be paid in full on December 31, 2024. Upon maturity of the Note on December 31, 2024, the outstanding principal balance plus all accrued unpaid interest was not fully paid by the Company, which under the terms of the Note, the Borrower would be charged a delinquency fee of five percent (5%) of the sum of the outstanding principal balance and all accrued unpaid interest, and future interest would accrue at the Maximum Rate. The Company and Nelson desire to clarify that (i) the five percent (5%) of all funds received by the Company in financing transactions, merger transactions, acquisition transactions or sale of assets (including sale and leaseback) transactions (“Qualifying Transactions”) includes any funds received by the Company’s wholly-owned subsidiaries or sub-subsidiaries (together, the “Subsidiaries”) (ii) the failure to pay Nelson any amounts due to Nelson from Qualifying Transactions by the Subsidiaries that closed prior to the date of this Side Letter will not be deemed to be an Event of Default under the Note and (iii) a five percent (5%) fee will be assessed on the sum of the outstanding principal balance and all accrued but unpaid interest on December 31, 2024, which fee will be assessed and added to the principal balance of the Note December 31, 2024, and Nelson agrees that the interest rate will not increase to the Maximum Rate as a result of an extension of the Maturity Date to June 30, 2025.

D. In exchange for the mutual consideration hereunder, the Company and Nelson agree to extend the Maturity Date under the Note until June 30, 2025.

E. Based on advice from the Company’s tax experts, the Company and Nelson agree that no taxable event will occur for amounts due under the Note until such time as payments are made by the Company to Nelson in accordance with the terms of the Note. Both parties acknowledge that in the event the Company’s financial situation significantly improves and/or the Company raises money that would trigger a payment under the Note but a payment is not made to Nelson then it could change the tax analysis provided by the tax experts and a taxable event for the Company and Nelson could occur. Nelson and the Company agree to attribute 100% of the payments made by the Company in 2024 to the principal balance of the loan, and that no interest was paid down in 2024, and that the Company will withhold applicable taxes from the principal payments made in 2024 and report it as salary on Nelson’s 2024 Form W-2 for tax purposes. Similar to the principal payments, any accrued interest or delinquency fees associated with the Note will be reported to the Internal Revenue Service on the appropriate Form 1099 in the applicable year when the interest or fees are paid to Nelson.

F. Nelson will receive an additional $5,000 as legal fees reimbursement for money he spent on personal attorneys related to this Side Letter, which was largely necessitated by the Nelson Transfer Letter contained. This payment will be processed as an expense reimbursement and received in the next payroll run processed by the Company after the date of this Side Letter.

This consent letter may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or PDF shall be binding upon such party and be deemed to be an original signature hereto.

THIS SIDE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

[SIGNATURE PAGES FOLLOW]

Very Truly Yours,

NELSON:

TYLER NELSON,
an individual

By:
Tyler Nelson

COMPANY:

VIVAKOR, INC.,
a Nevada corporation

By:
Name:	James H. Ballengee
Title:	Chairman, CEO & President

[SIGNATURE PAGE TO SIDE LETTER]

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